THIS AGREEMENT is made and entered into as of this 4th of March, 200 by and between UBC Radio Network Inc., with a principal place of business at 230 East Ohio St., Suite 101, Chicago, Illinois 60611 (UBC), and Berman Center LLC, (owner), owner of show (to be named by mutual consent) (show), with a principal place of business at 225 W. Wacker Dr., Suite 1010, Chicago, Illinois 60606.

UBC hereby agrees to air show or have show aired, and owner hereby agrees to have UBC air show or have show aired in accordance with the terms and conditions set forth herein.

1. TERM

Subject to the provisions for termination as hereinafter provided, the Term of this Agreement shall begin on the above date, and continue for one year following the first date show airs. When used herein, "Term" shall refer to the entire period of engagement of owner/shows hereunder, whether for the period provided above or whether terminated earlier as hereinafter provided.

2. RESPONSIBILITIES

Owner/show will:

a. Provide Laura Berman to host a once-per-week sex therapy program of approximately two hours per program.
b. Pay UBC $165,000 net, with $27,000 due at signing, and $11,500 due in monthly installments on the 15th of each month, beginning April15, 2004 until and including March 15, 2005.
c. Pay UBC 25 percent of any net revenues in excess of $175,000 earned during each 52 week run of show. Said payments are payable 15 business days following each applicable quarterly period. Quarterly periods are defined by the first 13 weeks of the show, the second 13 weeks of the show, the third 13 weeks of the show, and the fourth 13 weeks of the show. No revenues shall be paid until received. Net revenues shall be defined as the gross sale price less 15 percent commission to an ad agency if applicable, and less UBC 10 percent sales commission on advertising sold by UBC if applicable. UBC and owner/show must submit to each other accurate information to confirm basis of sales revenue, including, but not limited to copies of all invoices and collections pertaining to commercial matter aired during show. Such information must be delivered within 15 business days following each quarterly period.

UBC will:

d. Distribute, clear, and sell advertising in the program.

e. Pay, at its sole expense, all reasonable costs of program clearance, program distribution, integration of commercials, and any other costs normally associated with syndicating a program of this nature. Reasonable costs of program clearance do not include compensating stations for carrying show.
f. Incur costs of studio equipment, program production, telephone line(s), ISDN line to other facilities as required, as well as any other technical or programming cost, except for studio rental as needed, such costs to be paid by owner.
g. Be sure all programming and technical elements are satisfactory, and of the same quality generally associated with production standards for professional syndicated radio programs.
h. Create a radio clock that provides owner/show not less than six (6) minutes of commercial air time per hour within show which will belong to owner/show. It is from the sale of this commercial time and sponsorships, plus any ancillary revenue streams associated with the show, that your reimbursement and our mutual profit potential will be derived. All commercial advertisers and sponsors are subject to approval of UBC and owner, not to be unreasonably withheld.

3. **PROGRAM AIR**

UBC will make best efforts to accommodate owner's request for show to air at specific times in key markets.

4. **DAILY FEATURES**

Should Berman wish to have a daily radio short-form feature distributed at some point during the term of this Agreement, for a one-time fee payable to UBC of $37,500, plus revenue sharing as outlined herein, UBC agrees to produce from scripts delivered by owner, the daily feature hosted by Berman. and sell advertising, clear affiliates, and pay, at its sole expense, all reasonable costs of program clearance, program distribution, integration of commercials, and any other costs normally associated with syndicating a daily feature of this nature. Reasonable costs of program clearance do not include compensating stations or network of stations for carrying feature. Owner agrees to write and provide Berman to host five such daily features each week, including possible opening teases with sponsor mention. If UBC is unable to sell said features, UBC is under no obligation to distribute said features, and owner is under no obligation to produce said features. Whether UBC is or is not able to sell said features, all terms of this Agreement are in effect in relation to this section (section 4), except for sections 1 and 2 herein. This section (section 4) shall survive any termination of the Agreement, for the length of time contracted for by sponsor(s)/advertiser(s) and/or with affiliates, with all relevant terms of this Agreement remaining in full force and effect in relation to this section, such relevant terms stated earlier in this paragraph. The net revenues in excess

of $37,500 shall be split 75 percent for owner and 25 percent for, and paid on the same schedule as outlined in section 2c herein.

5. CONTRACT TERMINATION

UBC has the right to terminate this contract should owner fail to fulfill any or all of its responsibilities per sections 2a, 2b, and 2c, or any other material breach of this Agreement. The restrictive covenants and exclusivity sections of this Agreement, however, would remain in effect. Owner has the right to terminate this contract should UBC fail to fulfill any or all of its responsibilities per sections 2d, 2e, 2f, 2g, and 2h, or any other material breach of this Agreement. The restrictive covenants and exclusivity sections of this Agreement however, would remain in effect.

6. EXCLUSIVITY

During the term of this Agreement owner agrees to enter into no other radio program or program syndication agreement without the prior reasonable consent of UBC. UBC agrees Berman may appear on other radio programs, except for any appearance Berman knows would present a conflict which likely would cause objection from contracted affiliates of show.

7. RESTRICTIVE COVENANTS

For a period commencing 90 days before the end of this Agreement and ending 75 days before the end of this Agreement, UBC and owner agree to engage in good faith negotiations for a renewal or new Agreement between UBC and owner. Owner must inform UBC not later than 75 days before the end of this Agreement whether it wishes to continue or end its association with UBC at the end of this Agreement. If owner wishes to continue to have show air without UBC's involvement, and net advertising revenue earned for the show during the term of this Agreement is at least $75,000, owner must pay UBC $50,000, due in full on the final business day of this Agreement. Such payment is in consideration of UBC's agreement, at owner's request, not to include any guaranteed option years in UBC's favor, any rights for UBC to match other offers by stations, radio groups or syndicators, and not to require any period of time when show may not air after the end of this Agreement.

8. INDEMNIFICATION

Owner agrees and acknowledges that it shall indemnify and hold UBC, its parent corporation and affiliated entities, any stations or systems over which show is broadcast and/or distributed, their shareholders, officers, directors, agents, employees,

sponsors, successors and assigns harmless from and against any and all claims, debts, demands, obligations, costs and expenses (including, but not limited to, liabilities assumed by UBC in connection with owner's services and attorney's fees and disbursements) arising out of or resulting from the making or enforcement by UBC of any right, privilege or option hereby granted to it, any performance or utterance (ad lib or otherwise) by owner that is aired/broadcast by UBC, any unauthorized act done by owner under this Agreement, the use of any material furnished by owner hereunder, any act or omission of owner prior to the date of this Agreement or the breach by owner of any representations, warranties or provisions of this Agreement. UBC shall have the right to assume the defense of and control the disposition of any such claim or litigation, whether by compromise, settlement or other resolution, and owner shall fully cooperate with requests of UBC to such end. UBC's approval of any material furnished by owner shall not constitute a waiver of owner's indemnity with respect thereto. Owner shall notify UBC promptly of any litigation or claim to which any indemnity hereunder may apply. The expiration or termination of this Agreement shall not affect the continuing obligations of owner as indemnitor.

UBC will at all times indemnify and hold harmless owner from and against any and all claims, damages, liabilities, costs and expenses, including, without limitation, reasonable counsel fees, arising out of the use of any materials or services furnished by UBC in connection with the production or broadcast by owner/show as aired by UBC; provided, however, that owner shall promptly notify UBC of any claim or litigation to which the indemnity set forth in this sentence applies; and provided further, that at UBC's option, owner may assume the defense of any such claim or litigation, to which the indemnity set forth in this sentence applies, and owner shall fully cooperate with requests of UBC to such end, in which event UBC's obligations with respect thereto shall be limited to the payment of any judgment or settlement approved by UBC in connection therewith.

9. ASSIGNMENT

UBC shall have the right to assign this Agreement, in whole or in part, to any person or entity who succeeds to ownership of UBC. Owner agrees and acknowledges it may not assign this Agreement or any rights hereunder under any circumstances.

10. NOTICES

All notices, consents and approvals required hereunder shall be in writing and shall be given (i) to UBC by delivery to an officer of UBC by certified or registered mail, addressed to UBC, 230 East Ohio St., Suite 101, Chicago, Illinois 60611; and (ii) to owner, by personal delivery or by prepaid telegram or registered or certified mail addressed to Laura Berman at her address as it appears in the records of UBC. Either party may change its said address for mailed notices, consents, or approvals by written

notice to the other party in accordance with the provisions of this paragraph. Notice by telegram or mail in accordance with the provisions of this paragraph shall be deemed to have been given at the time of dispatch.

11. UNAUTHORIZED ACTS

Owner/show agrees to refrain from any offensive or distasteful remarks or conduct in show talent's performances or on-air, the broadcast of which UBC believes would not be in the public interest or may jeopardize any affiliated station's Federal license to operate said station.

If Laura Berman should commit any act or become involved in any situation or occurrence which, in UBC's reasonable opinion, will bring Laura Berman into public disrepute, contempt, scandal or ridicule, to provoke, insult or offend the community, or to reflect unfavorably upon UBC or any sponsors, UBC shall have the right to terminate this Agreement. The foregoing shall not limit UBC's right to terminate for any other cause.

The delay or failure of either party to assert or exercise any right, remedy or privilege hereunder, with actual or constructive notice or knowledge of the breach of any representation, warranty or provision herein, shall not constitute a waiver of any such right, remedy, privilege or breach provided such action is within a reasonable period of time. No waiver shall in any event be effective unless in writing, and it shall be applicable only in the specific instance for which given.

12. FORCE MAJEURE

If the regular broadcast operations of UBC are suspended because of an act of God, inevitable accident, fire, lockout, strike or other labor dispute, riot or other civil commotion, act of public enemy, enactment, rule, order or act of any government or governmental instrumentality (federal, state or local), failure of broadcast facilities, failure or delay of transportation facilities, or other cause of a similar or different nature not reasonably within UBC's control, owner/show shall not be required to pay (prorated amount) sums to UBC for programs not aired for such reasons by UBC; All other terms of this Agreement would remain in full force.

13. GENERAL

(a) "Sponsor(s)" as used herein shall mean any and all advertisers whose commercial material is to be or is incorporated in any show program, or announcements, live or recorded, broadcast over UPN, and shall include any advertising agencies acting on behalf of such advertisers.

(b) Owner represents and warrants that he/she has the full right and power to enter into and perform this Agreement in accordance with its terms, and that owner is under no obligation whatsoever which will or might

prevent owner from fully performing her obligations under this Agreement.

(c) Owner represents and warrants that Laura Berman has any and all legally required certifications necessary for any type of advise or information he may give during show.

(d) Owner shall have final approval with respect to the production and post-production of show, including without limitation the format, title, script, and selection of talent to appear on each segment of show, except that owner and UBC agree Berman will appear as host on each segment of each program of show. Final approval shall not be unreasonably withheld, and must be made in a timely fashion so distribution schedules stay on schedule.

(e) This Agreement contains the entire understanding of the parties and shall be construed according to the laws of the State of Illinois, supersedes any and all prior oral understandings and arrangements, and cannot be changed or modified orally.

(f) This Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, successors and, subject to the provisions of this Agreement relating to assignments, their assigns.

(g) Any provisions of this Agreement which may be prohibited by law or otherwise held invalid shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective the remaining provisions of this Agreement.

TITLES

The titles of the Paragraphs of this Agreement are for convenience only, and shall not in any way affect the interpretation of any Paragraph of this Agreement or of the Agreement itself.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written

UBC Radio Network

By ____________________

Brad Saul, CEO

Berman Center LLC

By ____________________

Laura Berman, President